Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE

Contacts
INVESTORS Tom White 423 294 8996
MEDIA Jim Sabourin 423 294 6300
866 759 8686

McCarthy to retire from Unum in 2014

Simonds assumes CEO role of Unum US

PORTLAND, Maine (May 23, 2013) – Unum Group (NYSE: UNM) announced today that Kevin P. McCarthy, chief operating officer of the company and chief executive officer of its Unum US operating unit, intends to retire in the first quarter of 2014. He is stepping down from his role as CEO of Unum US effective July 1, 2013, while maintaining his position of chief operating officer of Unum Group. Michael Q. Simonds, currently chief operating officer of Unum US, will succeed McCarthy as CEO of that unit.

“Kevin has helped lead Unum through a very important period and positioned our various businesses extremely well for the future,” said Thomas R. Watjen, president and chief executive officer of Unum Group. “We will certainly miss the strong leadership and steady hand he has brought to the company.”

McCarthy, who joined Unum in 1976, will remain actively involved at the company until his retirement, both in transitioning his operating responsibilities and increasing his involvement in several strategic initiatives under way at the company.

“As we have built management depth and succession plans throughout the company, and with Kevin giving us advance notice of his intentions, we have the time needed to transition his responsibilities to Mike and others without disrupting our business performance,” added Watjen.

As COO of Unum US, Simonds is currently responsible for marketing, product development, underwriting, sales, service and benefit operations. He holds a bachelor’s degree from Bowdoin College and a master’s of business administration from Harvard Business School. He originally joined Unum in 1994 and has held various positions in finance, marketing and sales. After leaving Unum to pursue his MBA, he joined McKinsey & Company as a consultant before returning to Unum in 2003.

“Mike has a proven track record of success in a variety of leadership positions, and I’m confident Unum US will continue to be in great hands under his guidance,” said

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

Watjen. “His deep understanding of our business and his talent for developing people have made him an invaluable member of our senior leadership team.”

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About Unum Group

Unum Group is a leading provider of financial protection benefits in the United States and the United Kingdom. Unum’s portfolio includes disability, life, accident and critical illness coverage, which help protect millions of working people and their families in the event of an illness or injury. The company reported revenues of $10.5 billion in 2012, and its subsidiaries – Unum US, Colonial Life and Unum UK – provided $6.3 billion in benefits last year.

For more information visit us at www.unum.com or connect with us at

www.facebook.com/unumbenefits, www.twitter.com/unumnews and www.linkedin.com/company/unum

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.